THIRD AMENDMENT TO

LIMITED LIABILITY COMPANY AGREEMENT

OF

VICTORYBASE HOLDINGS LLC

This THIRD AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT (this “Amendment”), dated as of June 9, 2023 (the “Effective Date”), amends the Limited Liability Company Agreement, dated December 9, 2020, of VICTORYBASE HOLDINGS LLC, a Texas limited liability company (the “Company”), as amended by the First Amendment thereto, dated January 1, 2023, and the Second Amendment thereto, dated February 10, 2023 (collectively, the “LLC Agreement”), and is hereby approved and adopted by the Manager and the Members of the Company. Capitalized terms used but not defined in this Amendment shall have the meanings given to such terms in the LLC Agreement.

Recitals:

A.                The LLC Agreement sets forth provisions related to contributions made by the Members to the Company, and Distributions to be made to the Members by the Company;

B.                 Section 3.3 of the LLC Agreement sets forth a procedure for determining the number of Class B Units issuable to VBC upon or VBRE contributing additional cash or other property to the Company (the “Unit Issuance Procedure”);

C.                 Section 4.1 of the LLC Agreement provides that Distributions will be made “on a pro rata and pari passu basis, to the Members”;

D.                The undersigned desire to amend the LLC Agreement (i) to clarify the Units Issuance Procedure; (i) to permit disproportionate Distributions to one or more Members under certain circumstances, (ii) to authorize one such disproportionate Distribution, and (iii) to adjust the Members’ Unit ownership to reflect such disproportionate Distribution;

NOW, THEREFORE, effective as of the Effective Date, the LLC Agreement is hereby amended as follows:

1.                  Amendment to Section 3.3. Paragraphs (a) and (b) of Section 3.3 of the LLC Agreement are hereby amended to read in their entirety as follows:

“(a) If permitted by the Manager, from time to time VBC may contribute additional cash or other property to the Company. Upon any such contribution, the Company will issue additional Class B Units to VBC with a value equal to the cash or other property contributed to the Company as reasonably determined by theManager (as to the value of the Class B Units issuable and any property contributed, in each case under this Section 3.3(A)).

(b)        If permitted by the Manager, from time to time VBRE may contribute additional cash or other property (which may include interests in one or more business entities) to the Company. Upon any such contribution, the Company will issue additional Class A Units to VBRE in an amount equal to the cash or other property contributed to the Company, as reasonably determined by the Manager (as to the value of the Class A Units issuable and any property contributed, in each case under this Section 3.3(b)).

2.                  Amendment to Section 4.1(a). Section 4.1(a) of the LLC Agreement is hereby amended to read in its entirety as follows:

“(a) Distributable Cash; Other Distributions. To the extent permitted by applicable Law and hereunder, Distributions to Members may be declared by the Manager out of Distributable Cash or other funds or property legally available therefor, on a pro rata and pari passu basis, to the Members; provided, however, if mutually acceptable to the Manager and the Member(s) to receive Distributions hereunder, the Company may make disproportionate Distributions to any one or more Members (each an “Over-Distributed Member”), if and only if (i) the amount to be Distributed to such Over-Distributed Member does not exceed such Over-Distributed Member’s then current Capital Account balance, (ii) the number of Units held by any Over-Distributed Member is thereupon appropriately reduced by the Manager in an amount, in the Manager’s reasonable discretion, to reflect the value of cash or other property Distributed to any such Over Distributed Members.”

3.                  Distribution to VBRE. On or about the date hereof, the Company shall distribute $1,445,039 to VBRE, representing a disproportionate Distribution to VBRE as contemplated by the proviso added to Section 4.1(a) of the LLC Agreement under Section 2 of this Amendment.

4.                  Adjustment to Units of Holdings. As a consequence of the Distribution to VBRE described in Section 3 of this Amendment, the number of Class A Units held by VBRE shall be reduced by 144,504 Units.

5.                  Amendment to Schedule A. As a result of the Unit reduction described in Section 4 of this Amendment, Schedule A to the LLC Agreement is hereby amended to read in its entirety as set forth on Schedule A attached hereto.

6.                  No Other Amendments. Except as specifically set forth above, all terms and conditions of the LLC Agreement shall remain unchanged and in full force and effect and not be affected by this Amendment.

7.                  Governing Law. This Amendment shall be governed by the internal laws of the State of Texas, without regard to its conflict-of-laws provisions.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

MANAGER:

VICTORYBASE CORPORATION

By: /s/ Thomas Paquin

Thomas Paquin, President

MEMBERS:

VICTORYBASE CORPORATION

By: /s/ Thomas Paquin

Thomas Paquin, President

VictoryBase RE, LLC

By: /s/ Thomas Paquin

Thomas Paquin, Manager

Third Amendment to

Limited Liability Company Agreement

of

VictoryBase Holdings LLC

Schedule A

Schedule of Members

of

VICTORYBASE HOLDINGS LLC

As of June 9, 2023

Name and Address of Member		Number of Units	Class of Units
VictoryBase RE, LLC		570,562	Class A
Physical address: 550 Reserve Street, Suite 190 Southlake, TX 76092 Attn: Thomas Paquin	Mailing address: P.O. Box 617 Roanoke, TX 76262 Attn: Thomas Paquin E-mail: tpaquin@victorybase.com
		30,000	Class C
VictoryBase Corporation		1	Class B
Physical address: 550 Reserve Street, Suite 190 Southlake, TX 76092 Attn: Thomas Paquin	Mailing address: P.O. Box 617 Roanoke, TX 76262 Attn: Thomas Paquin E-mail: tpaquin@victorybase.com